Exhibit 10.1

EMPLOYMENT CONTRACT
(Executive)

This Employment Contract (the “Contract”) is entered into by and between VERSES, INC., a Wyoming for-profit corporation with a principal place of business at 5877 Obama Blvd., Ste. 133, Los Angeles, CA U.S.A. (“Company”); and Gabriel René (“Executive”), an individual resident of the State of California, U.S.A. as of this 31st day of December, 2021 (the “Effective Date”).

❖	WHEREAS the Company is an Information Technology company formed to, inter alia, develop various technologies;

❖	WHEREAS, Company is developing a team of employees, executives and independent contractors, in order to secure lucrative government and private-sector contracts involving millions of dollars of potential revenue and high investment returns for future investors;

❖	WHEREAS, Executive has extensive qualifications and experience that can benefit the Company;

❖	WHEREAS, Company recognizes that the Executive’s qualifications, skills and abilities have been integral to its initial development to a much higher level than that of other non-Executive staff members;

❖	WHEREAS, Company and Executive (each a “Party” and collectively the “Parties”) both agree that, due to Executive’s aforementioned unique skills, abilities and contributions, any employment arrangement with said Executive should be structured in a manner tailored to that Executive’s particular situation; and

❖	WHEREAS, the Parties have drafted the provisions of this employment Contract as a means to fairly compensate said Executive, while protecting the Company’s various interests.

NOW, THEREFORE, in consideration of the promises, covenants, conditions and restrictions outlined below, and for other good and valuable consideration, the receipt and sufficiency of which being hereby specifically acknowledged, the Parties agree as follows:

1.0 EMPLOYMENT. From and after the Effective Date, the Company hereby agrees to employ the Executive, and the Executive hereby accepts such employment, on the terms and conditions detailed herein and as set forth in the “Offer Letter” letter agreement entered into by the Parties on or about 31, December 2021, plus all included attachments and exhibits thereto (collectively referred to as simply the “Offer Letter”). The Parties intend for this Agreement to supplement and further define the provisions of the Offer Letter, and for the two contracts to function as a single integrated document. Executive agrees to, at all times, faithfully and to the best of his skills, experience, and ability, perform each of the duties required of the Position (as defined below) and fully abide by the terms of this Agreement and the Offer Letter.

2.0 POSITION. For the duration of this Agreement, Executive’s job title shall be that of Founder and Chief Executive Officer (the “Position”). As part of the Position, Executive is required to perform all necessary job functions and duties, in addition to all other duties and tasks that may be assigned from time to time by the Company.

3.0 COMPENSATION. As consideration for employment services rendered while performing the Position, Executive shall be compensated in the following manner:

3.1. Base Salary. Executive’s Base Salary is enumerated in the Offer Letter, subject to periodic review by the Board in its sole discretion.

3.2. Equity. In addition to any other stock, equity or other related compensation that Executive may receive, Executive shall also be provided an opportunity to acquire, without limitation, stock options, bonuses and additional items to be provided by related parties, as articulated in Attachment A to the Offer Letter (“Incentive Compensation Program information”).

3.3. Benefits. In addition to the Salary and other compensation listed above, Company will provide an opportunity for Executive to participate in employee benefit plans that include, but are not limited to, medical and dental coverage for Executive and immediate family members, retirement (e.g. “401[k]”) plans, as well as paid time off for vacation, sick leave, maternity/paternity leave, as appropriate. Further information concerning said benefit plans can be found in the Offer Letter.

3.4. Expenses. Company shall reimburse the Executive for reasonable, documented, out-of-pocket expenses incurred in connection with the performance of Executive’s duties pursuant to the Company’s then-current Expense Policy, and for such other reasonable expenses as are approved in advance by the Board. Further information concerning said expense reimbursements can be found in the Offer Letter and/or any formalized Expense Policy created by the Company, if and when this becomes available.

3.5. Performance Bonus. In addition to the Salary described above, and as an added incentive to work diligently and industriously for Company during this Agreement, the Executive shall be entitled to a performance bonus as detailed in Attachment A of the Offer Letter.

3.6. Severance. Upon the occurrence of a Triggering Event (as defined below) Executive shall be entitled to receive a Severance Package consisting of: (i) a monetary payment equal to twelve (12) months’ worth of Executive’s Base Salary within thirty (30) days of said Triggering Event; (ii) continuation for 12 months of Executive’s medical and dental insurance under COBRA or similar procedural mechanisms; and (iii) immediate, accelerated vesting of all stock options, equity and related compensation subject to vesting requirements.

●	Triggering Event: A “Triggering Event” shall consist of: (i) any Involuntary Termination of Executive not encompassing the circumstances enumerated in Section 5.1(b), (d), (e) or (f); or (ii) the assignment to Executive of a job role or position duties materially inconsistent with those contemplated by this Agreement; (iii) the interposition of any direct reporting supervisor or manager over Executive other than the Company’s CEO and President; or (iv) a Change of Control, as defined below.

●	Change of Control Defined: (A) Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company; or (B) the consummation of a reorganization, merger, sale, share exchange, consolidation or other disposition of all or substantially all of the stock and/or assets of the Company (a “Business Combination”) unless, after such Business Combination: (i) all or substantially all of the individuals and entities who were the actual or beneficial owners, respectively, of the outstanding stock and voting securities of the Company immediately prior to such Business Combination still own, directly or indirectly, more than 50% of, respectively, the then-outstanding shares of stock or the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of Directors of the Company (or companies) resulting from such Business Combination in substantially the same proportions as their ownership was immediately prior to such Business Combination; or (ii) at least a majority of the members of the Board of said company (or companies) resulting from such Business Combination were members of the Board of Directors of the Company as constituted immediately prior to such Business Combination, with each Board member having identical or substantially similar voting power as he/she had prior to said Combination. Further, for purposes of Subsection (B), any Business Combination implemented by the Company’s parent organization (Verses Technologies, Inc., a British Columbia corporation) or jointly by its CEO and President (Gabriel Rene and Dan Mapes) acting together shall not constitute a “Change of Control” or Triggering Event as defined herein.

For purposes of clarity, no Severance shall be available if Executive voluntarily terminates this Agreement under Section 5.2, infra. Further, Executive’s receipt of any Severance Package may be conditioned upon Executive’s approval and execution of a written waiver and settlement of claims document absolving the Company and its subsidiaries, employees, directors, officers and assigns of any liability concerning Executive’s employment with Company, with said Severance Package serving as liquidated damages for any termination of employment by the Company. Any Severance Package granted under this Agreement shall be subject to the Company’s Executive Severance Policy at the time of Termination, as approved by the Board’s Compensation Committee

3.7. Cumulative Structure. Nothing in this Agreement is intended to preclude, substitute for, waive, alter, amend, or be provided in lieu of any other compensation Executive is entitled to.

The Parties may revise the Compensation and other facets of this Agreement via a written amendment or addendum signed by both Executive and Company prior to the expiration of the Initial Term or any applicable Renewal Term (as defined below).

4.0 DURATION; RENEWAL. This Employment Contract shall begin on the Effective Date and end on December 31, 2022 (the “Initial Term”) subject to any earlier termination as provided below. Unless otherwise earlier terminated according to the terms of Section 5.0 below, Executive’s employment shall be renewed under these same parameters for an additional twelve (12) months. Each subsequent employment period shall be referred to as a “Renewal Term.”

5.0 TERMINATION. Subject to the provisions of Section 3.6, supra, this Agreement may be terminated by either Party, voluntarily or involuntarily, as the case may be, under the following circumstances:

5.1. Involuntarily By Company. Company may only terminate this Agreement prior to the end of the Initial Term (or any Renewal Term) in the event of Executive’s: (a) death; (b) felony conviction; (c) severe disability, which for purposes of this Agreement refers to an independently-verifiable medical condition that prevents or significantly hinders Executive’s meaningful participation in Executive’s performance in the Position; (d) Executive’s willful, continued and unexcused failure to perform his duties in the Position for a period of at least thirty (30) days after having been notified in writing by Company of said failure; (e) gross or willful misconduct that results, or is substantially likely to result, in serious damage to the Company or its reputation; or (f) any adjudicated and independently-verified violation of the Confidentiality Non-Disparagement and/or Non-Solicitation provisions found herein. Involuntary termination by Company may only be effectuated via a formal resolution adopted by the Company Board and served Upon Executive (of, if applicable, his estate or duly authorized representative) in accordance with the Notice provisions herein.

5.2. Involuntarily By Executive. Executive may terminate this Agreement at any time by serving written notice upon the Company or, if applicable, its successor(s) or assignee(s) under the following conditions: (i) any material breach of this Agreement that remains uncured for at least 30 days after having been notified in writing by Executive of said breach; or (ii) the assignment to Executive of a job role or position duties materially inconsistent with those contemplated by this Agreement. Involuntary termination by Executive shall be effectuated by serving written notice upon Company using the Notice provisions herein.

5.3. Voluntarily By Mutual Agreement. Executive and Company may jointly terminate this Agreement by memorializing their intention to so terminate in a writing signed by each Party. Said writing will include the date of termination and note any variations in the termination procedures listed herein (if any).

Termination (whether voluntary or involuntary) shall have no effect on any compensation or benefit that Executive earned prior to said termination, including without limitation wages, health insurance coverage, stock options (if vested) and retirement benefits, which shall be paid to Executive in accordance with any timetables imposed by applicable law. In addition, if Company involuntarily terminates Executive’s employment for any reason other than those specifically enumerated in Section 5.1, Executive shall also be entitled to any other rights, compensation and/or benefits as may be due to Executive in accordance with the terms and provisions of any agreements, contracts, grants, plans or programs of the Company (other than formalized severance packages specifically designed to be paid in lieu of compensation owed). Company shall pay Executive all such compensation and/or benefits to Executive within the timeframes mandated by law.

6.0 CONFIDENTIALITY: NON-DISPARAGEMENT: IP ASSIGNMENT. Executive acknowledged having read and agreeing to fully abide by the terms of the “EMPLOYEE CONFIDENTIAL INFORMATION, INVENTION ASSIGNMENT AND ARBITRATION AGREEMENT” distributed to Executive with the Offer Letter, the contents of which being incorporated herein by reference.

7.0 REPRESENTATIONS AND WARRANTIES. The Parties hereto make the following representations and warranties to one another:

7.1. By Company:

●	It is a corporation, duly organized, validly existing, and in good standing under the laws of the State of Wyoming, U.S.A.

●	It has full power and authority to carry on its business as it is now being conducted, and for performing the activities contemplated by this Agreement, with no additional permissions, resolutions, orders or contingencies required.

●	The individual signing on its behalf below has sufficient authority to legally bind the Company to contract.

●	No proceeding is either currently pending, or reasonably likely to be asserted in the near future, by any third party concerning, or that would have a material adverse effect upon, Company’s ability to enter into and perform its obligations under this Agreement.

●	The Company shall comply with all pertinent policies and procedures, and all applicable laws, rules, regulations and court decisions concerning this Agreement.

7.2. By Executive:

●	Executive shall comply with all Company policies and procedures, as well as all applicable laws, rules, regulations and court decisions concerning this Agreement and Executive’s Position generally.

●	No proceeding is either currently pending, or reasonably likely to be asserted in the near future, by any third party concerning, or that would have a material adverse effect upon, Executive’s ability to enter into and perform his obligations under this Agreement.

8.0 INDEMNIFICATION. The Parties have certain indemnification obligations toward one another, consisting as follows:

8.1. Mutual Indemnity for Breach: Each Party (the “Indemnifying Party”) agrees to indemnify and hold harmless the other Party and, in the case of Company, its subsidiaries, officers, directors, employees, contractors and agents (each an “Indemnified Party”) from and against any Claim (as defined below) involving a material breach by the Indemnifying Party of this Agreement, or the gross negligence, willful misconduct or fraud or violation of law on the part of said Indemnifying Party, or any of its respective officers, directors, employees, agents or other representatives in connection herewith. The Indemnifying Party will indemnify and hold harmless the Indemnified Party from any liabilities, losses, damages, judgments, awards, fines, penalties, costs and expenses (including reasonable attorneys’ fees and costs of suit) incurred by such Indemnified Party as a result of such Claim.

8.2. Indemnification of Executive by Company: Company shall indemnify and hold harmless Executive for any Claim brought against Executive by a third party involving a Claim that Executive violated the rights of said third party, or any law, statute, rule, regulation or court decision, by virtue of Executive’s legitimate performance of his duties under the Position, or when following instructions given by the Company’s senior management or its Board of Directors during the Term of Executive’s employment with Company.

8.3. Generally. If an Indemnified Party seeks indemnification under this Section, the Indemnifying Party’s obligations are conditioned upon the Indemnified Party: (a) providing timely written notice to the Indemnifying Party within thirty (30) days after said Indemnified Party has knowledge of a valid Claim, except that failure to timely provide such notice will relieve the Indemnifying Party of its obligations only to the extent the Indemnifying Party is materially prejudiced as a direct result of such delay; and (b) giving the Indemnifying Party sole control over the defense thereof and any related settlement negotiations; and (c) cooperating and, at the Indemnifying Party’s request and expense, assisting in such defense. Notwithstanding the foregoing, the Indemnified Party may participate at his/its own expense in the defense and any settlement discussions and shall have the right to approve any settlement agreement that involves admission(s) of fault by, or imposes substantial monetary or injunctive relief upon, the Indemnified Party provided such approval is not unreasonably withheld.

9.0 AUDIT RIGHTS. Once per calendar year, Executive, or Executive’s estate or duly appointed representative, may, at Executive’s own expense, during regular business hours and upon reasonable advance notice to the Company, during any period for which the Executive (or his estate) is entitled to any payments or other forms of compensation hereunder and for one (1) year thereafter, audit the Company’s books and records to examine and copy all documents and materials relating to Executive’s compensation under this Agreement. Notwithstanding the foregoing, if any audit finds that Company underpaid or under-compensated Executive by at least five percent (5%) or more, and such findings are independently corroborated by a licensed CPA, Company shall reimburse the Executive for all costs and expenses incurred by Executive during said audit, plus interest calculated at the then-current legal rate.

10.0 DISPUTES: ARBITRATION. Each of Company and Executive mutually consent to the resolution by binding arbitration of all past, present, or future claims or controversies, actions or choses in action, whether or not arising out of or related to Executive’s application for employment, or the terms of this Agreement, or the Contract’s termination (collectively “Claims”) that may arise. The Parties each agree that said arbitration recognize that it is in the interest of both the Company and Executive that disputes be resolved in a manner that is fair, confidential, expeditious, economical, final and less burdensome or adversarial than court litigation. The Parties each agree to that Claim resolution shall be handled by a neutral arbitrator at the American Arbitration Forum (“AAA”) using its then-current commercial arbitration rules (the “AAA Rules”). Each Party, by signing below, hereby irrevocably waives, to the fullest extent permitted by law, his right to a trial by jury for claims arising under the foregoing provision. Executive further acknowledges and agrees that he may file administrative charges with the Equal Opportunity Commission (EEOC) or similar federal, state or local agency, but that upon receipt of a “right-to-sue letter” or similar administrative determination, Executive must submit any pursued claims to binding arbitration as described above. This Section shall survive termination or expiration of the Agreement.

11.0 SECTION 409A COMPLIANCE. The Parties intend for this Agreement and any payments, compensation, remuneration and benefits provided hereunder, fully comply with Section 409A of the U.S. Internal Revenue Code of 1986, as amended (“Section 409A”) and, accordingly, to the maximum extent permitted, all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under that Section. Notwithstanding the foregoing, the Executive has been afforded an opportunity to seek independent legal and/or tax advice from an independent attorney or advisors of his choosing concerning this Agreement. Executive acknowledges and agrees that Company does not and cannot guarantee the tax treatment of any payments or benefits provided hereunder, whether pursuant to the Internal Revenue Code, or any other federal, state, local or foreign tax laws or regulations.

12.0 MISCELLANEOUS.

12.1. Entire Agreement. This Agreement, coupled with all annexes, attachments, amendments and addendums hereto, including without limitation the Offer Letter and all of its respective attached materials, collectively constitute the entire agreement by the Parties, and is intended to supersede and replace any prior agreements, arrangements, accords and understandings between them concerning the subject matter referenced herein.

12.2. Amendments; Waiver. This Agreement shall only be amended or modified via a written instrument signed by both Parties hereto. Further, the failure of any Party to exercise or enforce any right or provision of this Agreement shall not constitute a waiver of such right or provision unless clearly and explicitly stated in a signed writing.

12.3. Severability. The Parties hereby agree that in the event any article or part thereof of this Contract is held to be unenforceable or invalid, then said article or part shall be struck, and all remaining provisions shall remain in full force and effect.

12.4. Choice of Law. This Agreement shall be governed, interpreted, and construed in accordance with the laws of the State of California, with the exception of its Choice of Law principles.

12.5. Further Assurances. Each of the Parties will, from time to time, at the request of the other Party and without further consideration, execute and deliver other documents and take other actions as the other Party may reasonably request to perform as contemplated herein.

12.6. Interpretation. No provision of this Agreement shall be construed against any Party merely because that Party (or its counsel) drafted or revised the provision in question. Rather, this Agreement shall be deemed to be “jointly” prepared by the Parties and therefore any ambiguity, omission or uncertainty shall be interpreted accordingly.

12.7. Survival. Any provision of this Agreement which expressly states that it is to continue in effect following the termination or expiration thereof, or which by its very nature would reasonably be deemed to survive said termination or expiration, shall so survive.

12.8. Force Majeure. Neither Party shall be liable for any material delay or failure of performance caused by catastrophic events that occur after the Effective Date and are beyond the reasonable control of the Parties, including without limitation: labor strikes, insurrection, war, pandemic, fire, flood, earthquake, tornado, tsunami or Acts of God. Each Party shall be responsible for notifying the other within a reasonable time if it is unable to perform due to the circumstances referenced in this Section.

12.9. Third-Party Beneficiaries. This Agreement is made and entered into for the sole protection and benefit of the Parties and is not intended to convey any rights or benefits upon a third party.

12.10. Assignments. No Party may assign this Agreement in whole or in part without the other Party’s prior written consent, which shall in no event be unreasonably withheld or delayed. Notwithstanding the foregoing restriction, any material change in the ownership or control of a Party resulting from a merger, consolidation, major financing event, or transfer or sale of all or substantially all of a Party’s equity or assets, shall not be considered an assignment for purposes of this Agreement.

12.11. Headings. Headings are offered for illustration purposes only and are not intended to serve as material components of this Agreement.

IN WITNESS WHEREOF, each of Company and Executive have caused this Agreement to be executed by its duly authorized officers as of the date first above written and intend that it be an enforceable agreement binding upon each of them.

FOR VERSES, INC. (Company)

/s/ Steven Swanson	/s/ Dan Mapes
Steven Swanson,	Dan Mapes
Chief Administration Office

EXECUTIVE:

/s/ Gabriel René
Signature
Gabriel René

ANNEX A

(Offer Letter)

Gabriel René

6415 W. Olympic Blvd.

Los Angeles CA 9004

Email: [***]

December 31, 2021

Welcome to your next adventure with VERSES, Inc!

Hi Gabriel,

We are very excited to have you continue leading the VERSES evolution! We look forward to our future success as you transition over to the status of employee of VERSES, Inc. This is your offer letter of employment, and in the following pages you will find the details of this exciting new chapter, including compensation, title, benefits, equity, and some additional information to know before your official hire date.

If you have any questions, please reach out to Lynda Ryan, Sr. Manager, People Operations, directly at any time at [***].

We look forward to receiving your YES and continuing with us on this exciting adventure!

/s/ Steven Swanson	/s/ Dan Mapes
Steven Swanson	Dan Mapes
Chief Administration Officer

SUMMARY OF EMPLOYMENT OFFER

Company: VERSES, Inc. (the “Company”).

Start Date: January 1, 2022

Position: Founder and Chief Executive Officer which will report directly to the Board of Directors. This a regular full-time role; classified as exempt, which means you are not overtime eligible.

Base Compensation: Annual Salary: Three Hundred Thousand Dollars ($300,000), (less applicable taxes and withholdings) paid per standard company payroll practices. We currently pay on a semi-monthly basis. (24 pay periods per year).

Incentive Compensation: You will be eligible to earn additional incentive compensation which may include stock options, bonus incentives or other programs. Please see the Attachment A Incentive Compensation Program information., and incorporated herein.

Location & Hours: As a global remote workforce, you will be working from your home office in the State of California. We generally work standard business hours, please check with your manager about what hours are expected and in which time zone.. You may be eligible for other reimbursement programs such as cell phone & Internet and we will review these programs with you as part of your new hire orientation.

As part of your role, you can anticipate a reasonable amount of travel and all travel expenses are reimbursable per company policies.

Benefits: You will be eligible to participate in the Company’s benefit plan on the 1st of the month following your start date. The Company offers generous health insurance plans, and financial and wellbeing programs which have been designed to be one of the most competitive in the industry. We believe you will appreciate VERSES’ decisions on this important aspect of the compensation plan. We know you will be working hard, and we want you to know that the Company wants to do everything it can to make that hard work be fairly compensated. Details of the Company’s benefit program will be reviewed with you as part of new hire orientation.

Paid Time Off, as provided in our Responsible Time Off policy, includes vacation time, sick leave hours that meet or exceed State and Federal requirements, and paid holidays each year. Details regarding our Responsible Time Off Policy shall be provided during your new hire orientation.

TERMS OF YOUR EMPLOYMENT WITH VERSES

Obligations to the Company. You agree to the best of your ability and experience that you will at all times loyally and conscientiously perform all of the duties and obligations required of and from you pursuant to the terms hereof. While you are employed with the Company (the “Employment Period”), you further agree that (i) you will devote all of your business time and attention to the business of the Company, you will not render during work hours commercial or professional services of any nature to any other person or organization, whether or not for compensation, without the prior written consent of the Company, (H) you will not directly or indirectly engage or participate in any business that is competitive in any manner with the business or proposed business of the Company, and (iii) you will not assist any other person or organization in competing with the Company or in preparing to engage in competition with the business or proposed business of the Company. Nothing in this Letter Agreement will prevent you from accepting speaking engagements in exchange for honoraria, from serving on boards of charitable organizations, or from investing in other businesses provided you are not actively participating in any such business as a director, employee, independent contractor, partner, principal, agent or otherwise, and provided further that any such business is not competitive with the business or proposed business conducted by the Company (as conducted now or during the Employment Period), and no consent from the Company shall be required for any such activities. You will comply with and be bound by the Company’s operating policies, procedures and practices from time to time in effect during the Employment Period.

Your acceptance of this offer and commencement of employment with the Company is contingent upon the execution and delivery of the Employee Confidential Information, Invention Assignment and Arbitration Agreement (the “Proprietary Information Agreement”) in the DOCUMENT PROVIDED TO YOU AS PART OF THE TERMS OF THIS OFFER OF EMPLOYMENT. You hereby agree to continue to abide by the terms of the Proprietary Information Agreement and further agree that the provisions of the Proprietary Information Agreement shall survive any termination of this offer Letter or of your employment relationship with the Company. You agree that compliance with our Proprietary Information Agreement , requires, among other provisions, the assignment of rights to any inventions and other forms of intellectual property (“IP”) made during your employment with the Company and non-disclosure of company IP and information. Any violation of the terms of the Proprietary Information Agreement may result in immediate termination of your employment with the company, and could also result in legal action being taken against you.

Your employment is at-will. Either you or VERSES may terminate your employment at any time, with or without notice. I UNDERSTAND AND ACKNOWLEDGE THAT MY EMPLOYMENT WITH VERSES IS FOR AN UNSPECIFIED DURATION AND CONSTITUTES “AT-WILL” EMPLOYMENT. I ALSO UNDERSTAND THAT ANY REPRESENTATION TO THE CONTRARY IS UNAUTHORIZED AND NOT VALID UNLESS OBTAINED IN WRITING AND SIGNED BY AN AUTHORIZED OFFICER OF THE COMPANY. I ACKNOWLEDGE THAT THIS EMPLOYMENT RELATIONSHIP MAY BE TERMINATED AT ANY TIME, WITH OR WITHOUT GOOD CAUSE OR FOR ANY OR NO CAUSE, AT THE OPTION EITHER OF THE COMPANY OR MYSELF, WITH OR WITHOUT PRIOR NOTICE. For the avoidance of doubt, nothing in this At-will Employment Section is intended to interfere with rights to engage in protected concerted organizing activity under Section 7 of the National Labor Relations Act.

Employment Conditions. Prior to your employment, and as a condition of you starting, you will be required to pass a background check, and (where applicable) provide documentation sufficient to comply with US Work Authorization I-9 requirements confirming your eligibility to be employed by VERSES in the U.S.A.

Additional conditions of your employment include: signing and acknowledging our Employee Handbook and any other documents presented to you as part of your onboarding process or as part of your ongoing employment with VERSES.

SIGNING ON THE DOTTED LINE:

We hope this Offer letter is helpful in explaining the opportunity. We look forward to receiving your signed acceptance and joining the team! Please be sure to review and accept no later than January 1, 2022.

This offer, once accepted, constitutes the entire agreement between you and VERSES with respect to the subject matter hereof and supersedes all prior offers, negotiations and agreements, if any, whether written or oral, relating to such subject matter. You acknowledge that neither VERSES nor its agents have made any promise, representation or warranty whatsoever, either express or implied, written or oral, which is not contained in this agreement for the purpose of inducing you to execute the agreement, and you acknowledge that you have executed this agreement in reliance only upon such promises, representations and warranties as are contained herein.

I have read and understood this Offer of Employment and its terms. I acknowledge, and accept this Offer of Employment with VERSES, Inc.

Signature:	/s/ Gabriel René	Date: Jan 13, 2022
Gabriel René

Emailed with this letter and per terms of employment

EMPLOYEE CONFIDENTIAL INFORMATION, INVENTION ASSIGNMENT AND ARBITRATION AGREEMENT

Attachment A to Offer of Employment for Gabriel Rene

PRE-EXISTING (NON-COMPENSATORY) SHARES

Shares in VTL As a Co-Founder of VERSES Technologies Inc. (“VW) you currently hold the number of Class B shares in that entity referenced below. These Class B Shares have already been awarded to you via a previous arrangement with VTI and are subject to their own terms and restrictions. As such, they will be treated as separate from any equity compensation discussed herein.

Founder’s Class B Shares in VT1: 5,000,0001

INCENTIVE COMPENSATION

Variable Compensation. You may be eligible to earn additional incentive compensation based on your meeting measurable objectives and outcomes, all as set forth in a separate plan document (the “Variable Compensation Plan”). Performance against the Variable Compensation Plan will be measured and paid out on an annual basis. The Variable Compensation Plan will be developed jointly by you and the Board of Directors of the Company2 (the “Board”) within 90 days of the Start Date, and your annual bonus will be prorated for the year based on your start date.

Stock Options. In connection with the commencement of your employment, commensurate with your role, and subject to approval by the Board, you may be granted options to purchase or acquire additional shares of stock of the Company (collectively referred to as the “Options”) under the terms of the Company’s then-current Equity Incentive Plan(s) (the “Plan” or “Plans”) subject to applicable law and the approval of such Plan by government securities regulators and the stock exchange(s) that such shares are (or will be) listed upon.

1 Per your prior arrangement with VII, the 5 million Class B Shares may be converted to a total of 31,250,000 shares, using a multiple of 6.25 per Founder Share.

2 in addition to VERSES, Inc., the term “Company” may, unless otherwise specified, also refer to any one or more of the following entities: (i) Verses Logistics, Inc., a Wyoming, USA Corporation; (ii) VERSES Technologies, Inc., a Canadian corporation (the successor in interest to VERSES Labs, Inc.); (iii) VERSES Health, inc., a Wyoming USA Corporation; or (iv) such other VERSES-related entity as the Company shall designate in writing via an amendment or addendum to this Attachment A, subject to regulatory compliance and stock exchange listing requirements as appropriate.

ACKNOWLEDGEMENT:

/s/ Gabriel René
Gabriel Rene

ANNEX B

Executive Severance Policy

ANNEX C

ICA Release

ANNEX D

EMPLOYEE CONFIDENTIAL INFORMATION, INVENTION ASSIGNMENT AND ARBITRATION AGREEMENT

Annex C

SEPARATION CERTIFICATION

Annex D

CONFLICT OF INTEREST GUIDELINES